Exhibit 99.2

[LETTERHEAD OF MORGAN STANLEY & CO. LLC]

The Board of Directors

Cole Credit Property Trust II, Inc.

2325 East Camelback Road, Suite 1100

Phoenix, Arizona 85016

Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated January 21, 2013, to the Board of Directors of Cole Credit Property Trust II, Inc. (“CCPT II”) as Annex J to, and reference thereto under the headings “SUMMARY — Opinions of Financial Advisors — Opinions of CCPT II’s Financial Advisors” and “THE MERGER — Opinions of CCPT II’s Financial Advisors — Opinion of Morgan Stanley & Co. LLC” in, the joint proxy statement/prospectus relating to the proposed merger involving CCPT II and Spirit Realty Capital, Inc., which joint proxy statement/prospectus forms a part of CCPT II’s Registration Statement on Form S-4. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Michael Bluhm
Michael Bluhm Managing Director

March 8, 2013